EXHIBIT NO. 99.03

                                           SMITH BARNEY HOLDINGS INC. Form 10-Q
                                           September 30, 1994
                                           Page 16


     In June 1994, several actions relating to trading practices on the National Association of Securities Dealers Automated Quotation system were filed against a number of major broker/dealers, including SBI, in various federal courts. In October 1994, the actions were consolidated in the Federal District Court for the Southern District of New York. The plaintiffs purport to represent a class of purchasers of stock trading in that system over the last four years. The claims generally allege price-fixing violations under the federal antitrust laws and violations of the federal securities laws relating to the use of even-eighth price quotes instead of odd-eighth bid and asked quotes. A consolidated amended complaint is expected to be filed in mid-December 1994. The Company is reviewing these allegations, believes that it has meritorious defenses and intends to vigorously defend against these claims.